Ref No: AXIS-CAM590303250091/NEG/North/2025-26/A
Date: 07.11.2025

Yatra Online Limited
Gulf Adiba, 4th Floor,
Plot No. 272, Phase II,
Udyog Vihar, Sector 20,
Gurugram, Haryana 122008.

Dear Sirs,

Sub.: Addendum Sanction Letter advising Transfer of limits from Yatra for Business Private Limited (YFB) to Yatra Online Limited (YOL)
Ref.: Earlier Sanction Letter Ref No: AXIS-CAM590303250091/NEG/North/2025-26 dated 10th June 2025

With reference to your request, we are pleased to advise the following modifications concerned to the transfer of limits aggregating to Rs 25.00 Crores from Yatra for Business Private Limited to Yatra Online Limited on account of proposed merger of Yatra for Business Private Limited with Yatra Online Limited mentioned below:

Facility Type	Yatra Online (INR Crs)	Yatra for Business (INR Crs)	Total (INR Crs)
Invoice Discounting	30.0	25.0	55.0
Overdraft (Sub limits of Invoice Discounting)	(10.0)	(1.0)	(11.0)

All other terms & conditions as stipulated in last sanction letter Ref No AXICAM590303250091/NEG/North/2025-26 dated 10th June 2025 shall remain unaltered other than those terms and conditions as mentioned in Annexure-1 appended herewith.

Please return the duplicate copy of this letter, duly countersigned, as a token of your acceptance of the terms and conditions stipulated for the said credit facilities. We request you to please contact our MWBC, Gurgaon for the required formalities.

Yours truly,

(For)

Rohit Kumar
AVP
NEGFS

Prashant Kumar Ray
Prashant Kumar Ray
SVP - I
NEGFS

YATRA ONLINE LIMITED

Annexure – 1

S. No.	Particulars	Existing Terms	Revised Terms
1.	Upfront / Non-refundable Processing Fee	0.20% of the aggregate Limits (YOL) plus applicable taxes (stands recovered)	0.20% of the transfer limits (YFB) plus applicable taxes (to be recovered)

YATRA ONLINE LIMITED